Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY APPOINTS THOMAS R. WRIGHT
EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

HOUSTON, TX — September 16, 2013 — Sterling Construction Company, Inc. (NasdaqGS:STRL) (“Sterling” or “the Company”) today announced that Thomas R. Wright has been named Executive Vice President and Chief Financial Officer effective September 25, 2013 and that Kevan Blair will assume the role of  Senior Vice President of Corporate Finance.

Mr. Wright brings more than 20 years of financial management experience to Sterling, most recently as Chief Financial Officer of Toronto-based St Marys/CBM, which he joined in 2011.  St Marys is a leading North American cement and concrete company with approximately $900 million in sales and 2,500 employees.

Between 2006 and 2010, Mr. Wright was with global mineral drilling services and products manufacturer, Boart Longyear, a publicly traded company on the Australian Stock Exchange (BLY.AX).  He began his career at Boart as Vice President of Global Products and Manufacturing, and was later promoted to Vice President, Financial Planning and Analysis, Mergers and Acquisitions, Investor Relations, Strategic Planning and Corporate Communication.  Before joining Boart, Mr. Wright was Director of Corporate Financial Planning and Analysis for a leading North American quick-serve restaurant company, Wendy’s International.  Earlier in his career, Mr. Wright held increasingly responsible positions in the finance areas of Bank One Corporation (now JP Morgan Chase Company) and Allied Signal Incorporated (now Honeywell International Inc.).

Mr. Wright holds a BS in Corporate Finance from Ball State University and an MBA in Finance from Indiana University.  He also holds the Certified Professional Controller (CPC) designation.

Peter MacKenna, Sterling’s President and Chief Executive Officer commented, “Tom’s strong experience in a broad range of critical planning, analysis and capital allocation functions makes a perfect fit to take over leadership of our financial organization.  We look forward to working with him as we progress in driving the transformation that is underway across our operations.  We would also like to thank Kevan Blair for his outstanding performance while serving as our interim CFO and for assuming his new role of Senior Vice President Corporate Finance.”

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:

Sterling Construction Company, Inc.	Investor Relations Counsel

Brian Manning, P.E.	The Equity Group Inc.
281-951-3509	Fred Buonocore 212-836-9607
EVP & Chief Development Officer	Linda Latman 212-836-9609